VOTING AGREEMENT


            This VOTING AGREEMENT ("Agreement") is entered into as of December 16, 1996 by and among Paragon Group, Inc., a Maryland corporation (the "COMPANY"), Camden Property Trust, a Texas real estate investment trust ("CAMDEN"), and each of the undersigned shareholders of Camden (such shareholders each individually referred to herein as a "MAJOR SHAREHOLDER" and collectively as the "MAJOR SHAREHOLDERS");

            WHEREAS, pursuant to an Agreement and Plan of Merger dated as of December 16, 1996 (the "MERGER AGREEMENT") among Camden, Camden Subsidiary, a Delaware corporation and a wholly-owned subsidiary of Camden ("CAMDEN SUB"), and the Company, pursuant to which the Company will be merged with and into Camden Sub (the "MERGER") and Camden Sub shall be the survivor of the Merger (all capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

            WHEREAS, pursuant to Recital (f) of the Merger Agreement, in order to induce the Company to enter into the Merger Agreement, the Company has agreed to use its best efforts to cause the persons who are identified on Annex B to the Merger Agreement to execute and deliver to the Company a Voting Agreement;

            WHEREAS, approximately 4.1 percent of the beneficial and record ownership of the issued and outstanding shares of beneficial interest, $.01 par value per share, of Camden (the "CAMDEN SHARES") are held, in the aggregate, by the Major Shareholders in the manner set forth on Schedule 3(c) hereto;

            NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  DISPOSITION OF CAMDEN SHARES

            Each Major Shareholder agrees, for the period from the date hereof through the date on which the Merger is consummated or the Merger Agreement terminates, whichever is earlier (such period hereinafter referred to as the " Term"), that such Major Shareholder, except as contemplated hereby, (a) will not directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Camden Shares now owned or hereafter acquired by such Major Shareholder, except for transfers to independent charitable foundations or institutions and except for transfers approved in writing by the Company, (b) grant any proxies, deposit any Camden Shares into a voting trust or enter into a voting
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agreement with respect to any Camden Shares or (c) take any action which would have the effect of preventing or disabling the Major Shareholder from performing its obligations under this Agreement.

SECTION 2.  VOTING

            Each Major Shareholder agrees during the Term, to cast all votes attributable to Camden Shares now and hereafter beneficially owned by such Major Shareholder at any annual or special meeting of shareholders of Camden, including any adjournments or postponements thereof (a "MEETING"), (a) in favor of adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms of the Merger Agreement approved by the board of directors of Camden), and (b) against approval or adoption of any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger and the Transactions.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE MAJOR SHAREHOLDERS

            Each of the Major Shareholders represents and warrants to the Company as follows:

            (a) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not conflict with or violate any law, regulation, court order, judgment or decree applicable to such Major Shareholder or conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any contract or agreement to which such Major Shareholder is a party or by which such Major Shareholder is bound or affected, which conflict, violation, breach or default would materially and adversely affect such Major Shareholder's ability to perform this Agreement.

            (b) Such Major Shareholder is not required to give any notice or make any report or other filing with any governmental authority in connection with the execution or delivery of this Agreement or the performance of such Major Shareholder's obligations hereunder and no waiver, consent, approval or authorization of any governmental or regulatory authority or any other person or entity is required to be obtained by such Major Shareholder for the performance of such Major Shareholder's obligations hereunder, other than where the failure to make such filings, give such notices or obtain such waivers, consents, approvals or authorizations would not materially and adversely affect such Major Shareholder's ability to perform this Agreement.

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            (c) The Camden Shares set forth opposite the name of such Major
Shareholder on Schedule 3(c) hereto are the only Company Shares owned beneficially or of record by such Major Shareholder or over which such person exercises voting control.


SECTION 4.  UNDERSTANDING OF THIS AGREEMENT

            Each Major Shareholder has carefully read this Agreement and has discussed its requirements, to the extent such Major Shareholder believes necessary, with its counsel (which may be counsel to Camden). The undersigned further understands that the parties to the Merger Agreement will be proceeding in reliance upon this Agreement.

SECTION 5.  DESCRIPTIVE HEADINGS

            The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 6.  COUNTERPARTS

            This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

SECTION 7.  ENTIRE AGREEMENT; ASSIGNMENT

            This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise.

SECTION 8.  GOVERNING LAW

            THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 9.  SPECIFIC PERFORMANCE

            The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist

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and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 10. PARTIES IN INTEREST

            This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 11. AMENDMENT; WAIVERS

            This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by each of the parties hereto. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence thereto. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto, unless made in writing and signed by the party against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.

SECTION 12. CONFLICT OF TERMS

            In the event any provision of this Agreement is directly in conflict with, or inconsistent with, any provision of the Merger Agreement, the provision of the Merger Agreement shall control.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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            IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Voting Agreement, or have caused this Voting Agreement to be duly executed and delivered in their names and on their behalf as of the date first written above.

                                    THE COMPANY:

                                    PARAGON GROUP, INC.

                                    By: /s/ William R. Cooper
                                    Name:   William R. Cooper
                                    Title:


                                    CAMDEN:

                                    CAMDEN PROPERTY TRUST

                                    By: /s/ Richard J. Campo
                                    Name:   Richard J. Campo
                                    Title:  Chairman of the Board


                                    MAJOR SHAREHOLDERS:
                                   /s/ Michael W. Biggs
                                       Michael W. Biggs

                                   /s/ Richard J. Campo
                                       Richard J. Campo

                                   /s/ G. Steven Dawson
                                       G. Steven Dawson

                                   /s/ James M. Hinton
                                       James M. Hinton

                                   /s/ D. Keith Oden
                                       D. Keith Oden

                                   /s/ H. Malcolm Stewart
                                       H. Malcolm Stewart
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                                  SCHEDULE 3(C)


MAJOR SHAREHOLDER                    SHARES             % SHARES
-----------------                    ------             --------

Michael W. Biggs                     21,163                 .01

Richard J. Campo                    296,682                1.8

G. Steven Dawson                     22,163                0.1

James M. Hinton                      11,983                0.1

D. Keith Oden                       294,085                1.8

H. Malcolm Stewart                   28,018                0.2

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